Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Globecomm Systems Inc, 2006 Amended and Restated Stock Incentive Plan of our reports dated September 13, 2012, with respect to the consolidated financial statements and schedule of Globecomm Systems Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended June 30, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York

November 16, 2012